Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form 20-F of Almacenes Éxito S.A. of our report dated January 20, 2023 relating to the financial statements of Libertad S.A. as of December 31, 2021 and for each of the two years in the period ended December 31, 2021 (prepared in Argentine pesos and before its translation into Colombian pesos), but not presented separately in this registration statement on Form 20-F of Almacenes Éxito S.A.

We also consent to the reference to us under the heading “Statement by Experts” in Item 10 of this Registration Statement.

/s/ Deloitte & Co. S.A.

Buenos Aires, Argentina

July 3, 2023